News Release

July 3, 2013	Contact: Kent C. Lufkin, President and CEO
FOR IMMEDIATE RELEASE	(215) 579-4000

TF FINANCIAL CORPORATION COMPLETES ACQUISITION
OF ROEBLING FINANCIAL CORP, INC.

Newtown, Pennsylvania, July 3, 2013 - TF Financial Corporation  (NASDAQ Global Market: THRD) (“TF Financial”), the holding company for 3rd Fed Bank, announced today that it has completed its acquisition of Roebling Financial Corp, Inc. (“Roebling”) and its wholly-owned subsidiary, Roebling Bank.  Roebling Bank has been merged into 3rd Fed Bank.  Under the previously announced terms of the merger, Roebling shareholders are receiving either $8.60 in cash or 0.364 of a share of TF Financial common stock for each share of Roebling common stock held.  Based on the final election results, Roebling stockholders who elected to receive cash or made no election will receive cash.  Roebling stockholders who elected to receive stock will receive a combination of cash and stock.  Stockholders who have not previously surrendered their share certificates will receive information shortly on how to exchange their shares for the merger consideration.

As a result of the merger, TF Financial will expand its existing footprint in New Jersey into Burlington and Ocean Counties, New Jersey.  The combined company will have nearly $875 million in assets and 18 branches.  At March 31, 2013, Roebling had total assets of $156 million, deposits of $133 million and shareholders’ equity of $17 million.

“We are excited to announce the completion of the merger and to welcome Roebling’s customers and employees to 3rd Fed Bank” said Kent Lufkin, President and Chief Executive Officer of TF Financial.

The Kafafian Group acted as financial advisor to TF Financial.  Spidi & Fisch, PC, Washington, D.C., served as legal counsel for TF Financial.

About TF Financial Corporation

Headquartered in Newtown, Pennsylvania, TF Financial now operates 18 offices in Philadelphia and Bucks County, Pennsylvania and in Burlington, Mercer and Ocean Counties, New Jersey.  TF Financial common stock trades on the NASDAQ Global Market under the trading symbol “THRD”.

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the possibility that the integration of Roebling’s business and operations with those of TF Financial may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to the existing business of TF Financial, the challenges of integrating and retaining key employees, as well as factors discussed in documents filed by TF Financial with the SEC from time to time.  TF Financial does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of TF Financial.